Exhibit 99.2

MULTIPLAN PARENT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the historical consolidated financial statements and the notes accompanying those statements appearing elsewhere in this Amendment No. 1. The results described below are not necessarily indicative of the results to be expected in any future periods. This discussion contains forward-looking statements based on our current expectations, which are inherently subject to risks and uncertainties. Actual results may differ significantly from those projected in such forward-looking statements due to a number of factors as a result of a variety of risks and uncertainties, including those described in MultiPlan Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” We undertake no obligation to update or revise any forward-looking statement.

Any references to “we,” “our,” “us” or “MultiPlan” in this section shall refer to Polaris Parent Corp. for all periods before the consummation of the Transactions and MultiPlan Corporation for all periods after the consummation of the Transactions. All references to “Churchill” in this section refer to Churchill Capital Corp III for all periods before the consummation of the Transactions. The following discussion and analysis of financial condition and operating results for MultiPlan has been prepared by our management. Our disclosure and analysis in this report contains forward-looking statements. Forward-looking statements give management’s expectations regarding our future growth, results of operations, operational and financial performance and business prospects and opportunities. All statements other than statements of historical fact are forward-looking statements. You can identify such statements because they contain words such as “plans,” “expects” or “does not expect,” “budget,” “forecasts,” “anticipates” or “does not anticipate,” “believes,” “intends” and similar expressions or statements that certain actions, events or results “may,” “could,” “would,” “might” or “will” be taken, occur, or be achieved. Although the forward-looking statements contained in this report reflect management’s current beliefs based on information currently available to management and upon assumptions which management believes to be reasonable, actual results may differ materially from those stated in or implied by these forward-looking statements.

The Business Combination

The business combination (the “business combination”) between Churchill and Polaris Parent Corp. and the other transactions contemplated by the agreement and plan of merger relating to the business combination and the other agreements related thereto (together with the business combination, the “Transactions”) were consummated on October 8, 2020. The Transactions will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, Churchill will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on our existing stockholders being the majority stockholder and holding majority voting power in the combined company, our senior management comprising the majority of the senior management of the combined company, and our ongoing operations comprising the ongoing operations of the combined company. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of MultiPlan issuing shares for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill were recognized at fair value (which were consistent with carrying value), with no goodwill or other intangible assets recorded. The business combination is expected to have several significant impacts on our future reported financial position and results, as a consequence of reverse capitalization treatment. As a consequence of the business combination, we became the successor to a Securities and Exchange Commission-registered and New York Stock Exchange-listed company. We will need to hire additional staff and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources and fees. We estimate that these incremental costs will range between approximately $12 million and $18 million per year.

The Refinancing

On October 29, 2020, MPH Acquisition Holdings LLC, an indirect wholly owned subsidiary of MultiPlan (“MPH”) issued $1,300,000,000 aggregate principal amount of its 5.750% Notes. In addition, MPH increased the commitments under its Revolver G (as defined below) from $100.0 million to $450.0 million. MPH used the net proceeds from the 5.750% Notes, together with $715.0 million of cash on hand, to (i) redeem, satisfy and discharge all of the 7.125% Senior Notes (as defined below) and repay $369.0 million of indebtedness under MPH’s Term Loan G (as defined below) and (ii) pay fees and expenses in connection therewith. These transactions are collectively referred to herein as the “Refinancing.”

Company Overview

MultiPlan is a leading value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry. We believe our primary mission is to make healthcare in the United States affordable, accessible, efficient and fair to all parties, and we believe that our products, services and business processes are aligned with this goal. MultiPlan delivers these critical solutions through the following offerings:

•	Analytics-Based Services, which reduce medical costs for consumers and payors via data-driven algorithms which detect claims anomalies;

•	Network-Based Services, which reduce medical costs through contracted discounts with healthcare providers and include one of the largest independent provider networks in the United States; and

•	Payment Integrity Services, which reduce medical costs by identifying and removing improper, unnecessary and excessive charges before claims are paid.

The Company is a technology and analytics-driven processor of medical claims data and does not deliver health care services, bear insurance risk, underwrite risk, provide or manage healthcare services, provide care or care management or adjudicate or pay claims.

Our customers include large national insurance companies, Blue Cross and Blue Shield plans, provider-sponsored health plans, TPAs, bill review companies, Taft-Hartley plans and other entities that pay medical bills in the commercial healthcare, government, workers’ compensation, auto medical and dental markets. We offer these payors a single electronic gateway to a highly-integrated and comprehensive set of services in each of the three categories (Analytics-Based Services, Network-Based Services, and Payment Integrity Services – as discussed below), which are used in combination or individually to reduce the medical cost burden on healthcare payors and patients while fostering efficient payment to the providers. These offerings have enabled us to maintain long-term relationships with a number of our customers, including relationships of over 20 years with some of the nation’s largest commercial payors. For the year ended December 31, 2019, our expansive network included access to over 1,200,000 healthcare providers and our comprehensive services generated approximately $19 billion in potential annual medical cost savings.

Payors generally aim to pay provider claims at a discount to reduce cost, and to eliminate any improperly billed charges before payment is made. Our Analytics-Based Services discount claims using data-driven negotiation and/or pricing methodologies to support payments to providers with whom contractual discounts are not possible and are generally priced based on a percentage of savings achieved. Our Network-Based Services offer payors a broad network of discounted rates for providers with whom payors do not have a contractual relationship and are priced based on either a percentage of savings achieved or at a per employee/member per month fee. Our Payment Integrity Services use data, technology and clinical expertise to assist payors in identifying improper, unnecessary and excessive charges before claims are paid. Payment Integrity Services are generally priced based on a percentage of savings achieved. Almost all of these services are able to be provided automatically, using our proprietary information technology platforms, which eliminates manual interactions and interventions, and enables significant scaling of claims handling, and supporting high margins for the business.

MultiPlan was founded in 1980. Since our inception, we have demonstrated our ability to expand and diversify offerings through core business growth as well as disciplined mergers and acquisitions

We believe that our solutions provide a strong value proposition to payors and their insureds, policyholders or health plan members (collectively “consumers”), as well as to providers. Overall, our service offerings aim to reduce healthcare costs for payors and consumers in a manner that is orderly, efficient and fair to all parties. In addition, because the fee for our services is in most instances directly linked to the savings realized by our customers, our interests are aligned with the interests of our customers.

We provide the following services:

Analytics-Based Services

The Company leverages its leading and proprietary IT platform to offer customers Analytics-Based Services to reduce medical costs. Our proprietary algorithms allow claims to be quickly and accurately compared against a library of the most updated and relevant pricing data. Our extensive nationwide network of providers and list of payor customers provide us with deep insights into the latest pricing trends. Customers of our Analytics-Based Services are primarily large commercial insurers, Blue Cross and Blue Shield plans, provider-sponsored health plans and TPAs, and property and casualty carriers through their bill review companies. Fees are generally based on a percentage of savings achieved. Analytics-Based Solutions contributed 59.6% of revenues for the nine months ended September 30, 2020 and 57.1% of revenues for the year ended December 31, 2019.

Medical Reimbursement Analysis (“MRA”).    MRA provides payors with a recommended payment amount on claims. The Company relies on data from public and private sources on a national and local level which are then analyzed using proprietary automated algorithms that deliver consistency and defensibility. The recommendations factor in key variables such as the provider’s location, type and size; the severity and resource intensity of the procedures performed; and costs/accepted reimbursements of other providers under the same circumstances. Two approaches are used to arrive at these recommendations, which are then used by the payor during the adjudication and payment process. The first approach is a cost-based (facilities) or reimbursement-based (professionals) approach which determines a fair reimbursement by calculating the median cost incurred or payment amount accepted by a benchmark group of like providers to deliver the same service. The second approach is charge-based and arrives at the recommended amount based on analysis of charges from comparable facilities for a specific procedure. All methodologies adjust for geographic differences.

Financial Negotiation.    Our Financial Negotiation services assist payors with claims from providers with whom neither they nor MultiPlan have been able to secure a contractual discount. The Company handles these claims on an individual basis and attempts to negotiate with the provider an acceptable payment amount for a specific claim. Approximately half of the successfully negotiated claims are completed in a fully automated manner. The claims include those in which the proposed negotiated amount is generated by algorithms and automatically transmitted to the provider’s office. Certain providers also choose to set up an arrangement with MultiPlan for pre-determined levels of discount to be automatically deducted on claims that would otherwise be individually negotiated. For those claims that are not automatically negotiated, MultiPlan negotiates directly with the provider’s office through our negotiations staff that are aided by compiled statistics about the discounts typically received on these types of claims.

Network-Based Services

Network-Based Services includes MultiPlan’s Primary and Complementary Networks in which payors can utilize our extensive national network of over 1,200,000 contracted providers to process claims at a significant discount compared to billed fee-for-service rates, or increasingly, to build customized access for use by the customer’s health plan. This latter use is growing in popularity by Medicare Advantage plans that are seeking to expand to capitalize on membership growth. The establishment of a large and successful network of providers utilized by multiple payors creates a self-reinforcing network effect whereby, as more payors and their consumers access the network, participation in the network becomes more desirable to other providers. MultiPlan’s large provider network allows payors to share the prohibitive costs of maintaining a large and complex network. In addition, providers that join MultiPlan’s network gain access to a wide range of payors with the execution of a single contractual relationship. Network-Based Services contributed 29.4% of revenues for the nine months ended September 30, 2020 and 32.0% of revenues for the year ended December 31, 2019.

Primary Network.    For customers without their own direct contractual discount arrangements with providers, our Primary Network serves as the network for the payor’s commercial or government health plan in a given service area in exchange for a PEPM rate, or as the payor’s out-of-area extended primary network in exchange for a percentage of the savings achieved. Increasingly, the network is also being used to configure custom-built access for a payor’s Medicare Advantage plans. Membership in Medicare Advantage programs is growing by an estimated 10,000 consumers every day, so current and new market entrants are focused on expanding their network footprint to serve these members. The Primary Network is National Committee for Quality Assurance (“NCQA”) accredited, which we believe provides assurances to payors regarding provider credentials and network compliance and provides consumers additional confidence regarding the quality of the providers in our network. Customers mainly include provider-sponsored commercial health plans; Medicare Advantage, Medicaid and other government-sponsored health plans; Taft-Hartley plans and TPAs as it is more cost effective for these payors to outsource this function than to incur the expense of developing and maintaining their own network of thousands of doctors and hospitals.

Complementary Network.    Our Complementary Network provides payor customers with access to our national network of healthcare providers that offer discounts under the health plan’s out-of-network benefits, or otherwise can be accessed secondary to another network. Payors use the network to expand provider choice for consumers and to achieve contracted reductions on more claims. Our customers pay us if they achieve savings from the Complementary Network; therefore, we believe that MultiPlan provides payors with an effective method to reduce costs. Our Complementary Network customers include large commercial insurers, property and casualty carriers via their bill review vendors, TPAs and provider-sponsored health plans.

Payment Integrity Services

Our Payment Integrity Services use data, technology, and clinical expertise to identify improper, unnecessary and excessive charges before claims are paid. There are two services presently offered to payors. With Clinical Negotiation, payment integrity analytics score the claim, and then based on the score, the claim is reviewed by a clinician and/or coder and routed to a negotiator to reach agreement for a lower reimbursement as a result of the identified billing issues. The payor reimburses under the negotiated agreement. With Claim Correction, payment integrity analytics and the clinician/coder review (if needed, based on the confidence level of the analytics findings) lead to a recommendation to deny certain charges which is factored into the payor’s final adjudication of the claim. Our Payment Integrity Services are integrated into network pricing, so are used by many of the customers of our primary and/or complementary networks. They also are used on non-contracted claims by large commercial and Medicare Advantage insurers, Blue Cross and Blue Shield plans, provider-sponsored commercial and Medicare Advantage health plans, property and casualty carriers via their bill review vendors, and TPAs. These Payment Integrity Solutions contributed 11.0% of revenues for the nine months ended September 30, 2020 and 10.9% of revenues for the year ended December 31, 2019.

We also are entering the dental market with pre-payment integrity services that use clinical algorithms and a fully-automated process to identify improperly or questionably billed charges. The dental market is a low-dollar, high volume environment where automation is critical to the ROI of any payment accuracy program. We believe our program is unique in that it also offers an optional provider communication service designed to eliminate improper billing over time through education of proper billing practices/codes and degrees of escalation for continued questionable billing.

Uncertainty Relating to the COVID-19 Pandemic

We are closely monitoring the impact of the COVID-19 pandemic (“COVID-19”) on all aspects of our business, including how it will impact our customers, associates and employees, suppliers, vendors, and business partners. We are unable to predict the extent of the impact COVID-19 will have on our financial position and operating results due to numerous uncertainties. These uncertainties include the severity of the virus, the duration of the pandemic, government, business or other actions (which could include limitations on our operations or mandates to our Company and our customers and providers), the effect on customer demand, or changes to our operations. The health of our workforce, and our ability to meet staffing needs and other critical functions cannot be predicted and is vital to our operations. Further, the impacts of a potential worsening of economic conditions and the continued disruptions to, and volatility in, the credit and financial markets, consumer spending, as well as other unanticipated consequences remain unknown. In addition, we cannot predict the impact that COVID-19 will have on our customers, vendors, suppliers, and other business partners; however, any material impact on these parties could adversely impact us. Effects from COVID-19 began to impact our business in first quarter 2020 with various federal, state, and local governments and private entities mandating restrictions on travel, restrictions on public gatherings, closure of non-essential commerce, and shelter in place orders. The situation surrounding COVID-19 remains fluid, and we are actively managing our response in collaboration with our customers, associates and employees, and business partners and assessing potential impacts to our financial position and operating results, as well as adverse developments in our business.

While we did not experience a material impact from COVID-19 during the three months ended March 31, 2020, the Company experienced a 9.1% decline in revenue during third quarter of 2020 compared to the third quarter of 2019 primarily due to reduced volume of claims from customers as a result of restrictions on elective medical procedures and non-essential medical services. Revenue for the three months ended September 30, 2020 increased by $16.6 million, or 8%, when compared to the three months ended June 30, 2020, signaling an improvement of market conditions. For the nine months ended September 30, 2020, we incurred $0.4 million of expenses directly related to COVID-19, primarily for office cleaning and computer and office supplies to enable employees to work remotely.

We have temporarily closed all of our offices and restricted travel due to concern for our employees’ health and safety and also in compliance with state shelter in place orders. Most of our approximately 2,000 employees are working remotely. Other than these modifications, we have not experienced any material changes to our operations including receiving and processing transactions with our customers as a result of COVID-19.

The COVID-19 pandemic is evolving rapidly. We believe COVID-19’s impact on our businesses, operating results, cash flows and/or financial condition primarily will be driven by the severity and duration of the pandemic; the pandemic’s impact on the U.S. and global economies and consumer behavior and health care utilization patterns; and the timing, scope and impact of stimulus legislation as well as other federal, state and local governmental responses to the pandemic. Those primary drivers are beyond our knowledge and control. COVID-19 will continue to impact our businesses, operating results, cash flows and/or financial condition but it is uncertain if such impact will become adverse or material as explained above.

The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law on March 27, 2020. The law features tax relief measures for businesses including a change in the Section 163(j) interest deduction limitation increasing the adjusted taxable income limitation from 30% to 50% retroactively to tax years beginning on or after January 1, 2019. The provision also allows the taxpayer to elect to use its 2019 adjusted taxable income for its 2020 limitation. The Treasury and the IRS released final regulations on the Section 163(j) interest deduction limitation on July 28, 2020. Taxpayers may apply the final regulations in their entirety to tax years beginning after December 31, 2017. The final regulations clarify the definition of interest to limit to items treated as “interest” for U.S. Federal income tax purposes. As a result of the changes to the final regulations, the Company recorded a $3.2 million increase to its deferred income tax liability to account for the retrospective change to the tax law applicable to the Company’s years ended December 31, 2018 and 2019 during the third quarter in addition to the $32.4 million increase already booked during the first quarter due to the CARES Act. The CARES Act had additional impacts to the 2019 tax year, however, they do not have a material impact to the Company’s 2019 income tax provision. The other aspects of the CARES Act did not have a material effect to the Company. See Note 5 of the Company’s unaudited condensed consolidated financial statements.

Factors Affecting Our Results of Operations

Key Technology

Our strength as a company is our ability to use data and analytics to develop new service opportunities to enhance our customer relationships and to increase revenues. We use technology, data and analytics to transform healthcare transactions into multiple opportunities for savings and recurring revenues by leveraging data and analytics to inform our transaction processing systems (i.e., our claims processing systems). The transaction processing systems generate savings for our customers, revenues for the Company and each transaction adds more data to our intelligence engine and data warehouse. The intelligence engine drives our analytics and development of new saving opportunities and revenue growth through service enhancement or new product development.

Our technology also contributes to our ability to efficiently process our transactions through electronic data interchange (“EDI”) batch files, real time web services and online through customer and provider portals. Our current infrastructure supports significantly more than the current transaction volume giving us room for growth and increased volume. Our application platforms are architected and built with redundancy to eliminate downtime. All of the claims processed in our system are received via EDI or direct web service integration. As we process more claims through EDI and direct service integration, our electronic integration with customers results in substantial back office interconnectivity and considerably reduces complexity and processing failures. Because our transaction processing systems are scalable, we are able to absorb significant increases in volume at minimal marginal costs. Our integration into our customers’ systems and processes is an important component of our business model, and has led to relationships with key customers that have exceeded 30 years.

Medical Cost Savings

Our business and revenues are driven by the ability to lower medical costs through claims savings for our customers. The medical charges of those claims can influence our ability to generate claim savings.

The following table presents the medical charges processed and the savings generated for the periods presented:

($ in billions)
	For the Nine Months Ended September 30,
	2020	2019
Medical charges processed (1)	$76.6	$79.6
Medical cost potential savings (2)	18.2%	17.5%

(1)	Medical charges processed represents the aggregate dollar amount of claims processed by MultiPlan's cost management solutions in the period presented. The dollar amount of the claim for purposes of this calculation is the dollar amount of the claim prior to any reductions that may be made as a result of the claim being processed by MultiPlan's cost management solutions.

(2)	Medical cost savings represents the aggregate amount of potential savings in dollars identified by MultiPlan's cost management solutions in the period presented expressed as a percentage of the aggregate amount of medical charges processed in the period presented. Since certain of our fees are based on the amount of savings achieved by our customers and our customers are the final adjudicator of the claims and may choose not to reduce claims or reduce claims by only a portion of the potential savings identified, medical cost savings may not directly correlate with the amount of fees earned in connection with the processing of such claims.

Business Model

Our business model avoids reimbursement, underwriting and malpractice risk and exposure. We do not provide or manage healthcare services or provide medical care. This makes us free from state and federal regulations that are imposed on insurers and medical services providers.

Healthcare Industry Exposure

According to the Centers for Medicare and Medicaid Services (“CMS”), healthcare expenditures will grow from $3.8 trillion, or 17.8% of U.S. GDP, in 2019 to represent 19.7% of GDP by 2028, representing a compounded annual growth rate of 5.5%. There are a multitude of factors driving this expected growth, including recent regulations and ongoing secular trends, such as the aging population and other demographic factors, which are driving expanded healthcare coverage and increased utilization. As expenditures continue to rise, stakeholders and especially payors, are becoming increasingly focused on solutions that reduce medical costs and improve payment accuracy.

Components of Results of Operations

Revenues

We generate revenues from several sources including: (i) Network-Based Solutions that process claims at a discount compared to billed fee-for-service rates and using an extensive network, (ii) Analytics-Based Solutions that use our leading and proprietary information technology platform to offer customers solutions to reduce medical costs and (iii) Payment Integrity Solutions that use data, technology, and clinical expertise to identify improper, unnecessary and excessive charges. Payors compensate us through either a percentage of savings (“PSAV”) achieved or a per employee/member per month (“PEPM”) rate.

Costs of services

Costs of services consist of all costs specifically associated with claims processing activities for customers, sales and marketing, and the development and maintenance of the Company’s networks, analytics-based solutions, and payment integrity solutions. Two of the largest components in costs of services are personnel expenses and access and bill review fees. Access and bill review fees include fees for accessing non-owned third-party provider networks, expenses associated with vendor fees for database access and systems technology used to reprice claims, and outsourced services. Third-party network expenses are fees paid to non-owned provider networks used to supplement our owned network assets to provide more network claim savings to our customers.

General and administrative expenses

General and administrative expenses include corporate management and governance functions comprised of general management, legal, treasury, tax, real estate, financial reporting, auditing, benefits and human resource administration, communications, public relations, billing and information management. In addition, general and administrative expenses include taxes, insurance, advertising, transaction costs, and other general expenses.

Depreciation expense

Depreciation expense consists of depreciation and amortization of property and equipment related to our investments in leasehold improvements, furniture and equipment, computer hardware and software, and internally generated capitalized software development costs. The Company provides for depreciation and amortization on property and equipment using the straight-line method to allocate the cost of depreciable assets over their estimated useful lives.

Amortization of intangible assets

Amortization of intangible assets includes amortization of the value of our customer relationships and provider network which were identified in valuing the intangible assets in connection with the June 6, 2016 acquisition by Hellman & Friedman. These intangible assets are amortized on a straight-line basis over 15 years.

Interest expense

Interest expense consists of accrued interest and related interest payments on our outstanding long-term debt and amortization of debt issuance costs, discounts on the term loan (“Term Loan G”) under the MPH senior secured credit facilities and the 8.500% / 9.250% Senior PIK Toggle Notes due 2022 issued by Polaris Intermediate Corp. (the “Senior PIK Notes”), and 7.125% Senior Notes due 2024 issued by MPH (the “7.125% Senior Notes”) premium, and the write-off of any debt issue costs, as well as the discount from the repurchase and cancellation of Notes.

Interest income

Interest income consists primarily of bank interest.

Gain on repurchase and cancellation of Notes

The gain on repurchase and cancellation of Notes consists of the gain from the cash repurchase plus accrued interest from the repurchase and cancellation of $121.3 million of Senior PIK Notes in 2019. The cash repurchase of $101.0 million plus accrued interest resulted in the recognition of a gain of $18.5 million.

Income tax (benefit) expense

Income tax (benefit) expense consists of federal, state, and local income taxes. Due to the variability of our taxable income as compared to net income, stock-based compensation and the variability of the jurisdictions where income is earned, our effective tax rate can vary significantly from one period to the next depending on relative changes in net income.

Non-GAAP Financial Measures

We use EBITDA and Adjusted EBITDA to evaluate our financial performance. EBITDA and Adjusted EBITDA are financial measures that are not presented in accordance with GAAP. We believe the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our financial operating results of our core business.

These measurements of financial performance have important limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Additionally, they may not be comparable to other similarly titled measures of other companies. Some of these limitations are:

•	such measures do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	such measures do not reflect changes in, or cash requirements for, our working capital needs;

•	such measures do not reflect the significant interest expense, or cash requirements necessary to service interest or principal payments on our debt;

•	such measures do not reflect any cash requirements for any future replacement of depreciated assets;

•	such measures do not reflect the impact of stock-based compensation upon our results of operations;

•	such measures do not reflect our income tax (benefit) expense or the cash requirements to pay our income taxes;

•	such measures do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	other companies in our industry may calculate these measures differently than we do, limiting their usefulness as a comparative measure.

In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to those eliminated in the presentation.

EBITDA and Adjusted EBITDA are widely used measures of corporate profitability eliminating the effects of financing and capital expenditures from the operating results. We define EBITDA as net income adjusted for interest expense, interest income, income tax (benefit) expense, depreciation, amortization of intangible assets, and non-income taxes. We define Adjusted EBITDA as EBITDA further adjusted to eliminate the impact of certain items that we do not consider to be indicative of our core business, including (income) expense, transaction related expenses (including expenses related to the Transactions), loss on equity investments, gain on the repurchase and retirement of notes, and stock-based compensation. See our unaudited condensed consolidated financial statements for more information regarding these adjustments.

Adjusted EBITDA is used in our agreements governing our outstanding indebtedness for debt covenant compliance purposes. Our Adjusted EBITDA calculation is consistent with the definition of Adjusted EBITDA used in our debt instruments.

The following table presents a reconciliation of net (loss) income to EBITDA and Adjusted EBITDA for the periods presented for Polaris Parent Corp.:

($ in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss) - GAAP	$(288,402)	$5,362	$(347,242)	$(2,134)
Adjustments:
Interest expense	82,275	93,246	259,290	286,438
Interest income	(81)	(54)	(229)	(133)
Income tax provision (benefit)	(1,080)	1,005	(11,219)	(191)
Depreciation	15,262	14,153	44,903	41,723
Amortization of intangible assets	83,513	83,513	250,540	250,540
Non-income taxes (a)	415	479	1,335	1,409

EBITDA	$(108,098)	$197,704	$197,378	$577,652

Adjustments:
Other (income) expense (b)	1,012	626	1,308	1,448
Transaction related expenses (c )	2,464	3,245	5,162	3,267
Loss on equity investments (d)	7,784	-	7,784	-
Gain on repurchase and retirement of notes (e)	-	(18,450)	-	(18,450)
Stock-based compensation (f)	262,356	4,321	299,629	(308)

Adjusted EBITDA	$165,518	$187,446	$511,261	$563,609

____________________

(a)	Non-income taxes includes personal property taxes, real estate taxes, sales and use taxes and franchise taxes which are included in costs of services and general and administrative expenses in our unaudited condensed consolidated statements of income and comprehensive income.

(b)	Represents miscellaneous non-operating expenses, gain or loss on disposal of assets, and management fees.

(c)	Represents ordinary course transaction costs and transaction costs related to the Transactions.

(d)	Loss on equity investments reflects the change in value as of September 30, 2020 of 9,094,876 shares of Churchill’s Class A Common Stock that were purchased by the Company in August 2020 for an aggregate purchase price (including commissions) of $101.0 million. See the Notes to the financial statements for additional information.

(e)	Represents the gain related to the repurchase and cancellation of $121.3 million in aggregate principal amount of Senior PIK Notes.

(f)	Includes the cost of an employee stock-based compensation plan.

Factors Affecting the Comparability of our Results of Operations

As a result of a number of factors, our historical results of operations may not be comparable to our results of operations in future periods and may not be directly comparable from period to period. Set forth below is a brief discussion of the key factors impacting the comparability of our results of operations.

Debt Refinancings, Repayments and Repricing

On June 12, 2017, the Company refinanced Term Loan G, resulting in a reduction in the loan’s base rate with terms otherwise similar to the former Term Loan G, including the same security and guarantee package. As a result of the Term Loan G refinancing on June 12, 2017, we incurred expenses of $20.1 million recorded as a loss on extinguishment of debt, including the write-off of $4.9 million of term loan discount and $15.2 million of debt issuance costs.

On November 21, 2017, Polaris Intermediate Corp. issued $1.3 billion of Senior PIK Notes. In connection with the Business Combination, all outstanding Senior PIK Notes were redeemed on October 8, 2020.

In connection with Term Loan G, the $100.0 million revolving credit facility (“Revolver G”) under the MPH senior secured credit facilities, the 7.125% Senior Notes and the Senior PIK Notes, there was $102.2 million of specific expenses incurred related to raising the debt, including commissions, fees and expenses of investment bankers and underwriters, registration and listing fees, accounting and legal fees pertaining to the financing and other external, incremental expenses paid to advisors that were directly attributable to realizing the proceeds of the debt issues. These costs were capitalized as debt issuance costs and are being amortized over the term of the related debt using the effective interest method.

During the year-ended December 31, 2019, the Company repurchased and cancelled $121.3 million of the Senior PIK Notes. The cash repurchase of $101.0 million resulted in the recognition of a gain of $18.5 million as well as a write off of the pro-rata share of debt issue costs of $1.0 million and discount of $0.8 million. The debt issuance costs and discount are included in interest expense in the accompanying unaudited condensed consolidated statements of income and comprehensive income.

The Company made several principal prepayments of the Term Loan G principal in the amounts of $100.0 million, $245.0 million and $165.0 million for the years ended December 31, 2019, 2018 and 2017 respectively. These prepayments reduce interest expense for Term Loan G for these and future time periods.

In the years ended December 31, 2017, 2018 and 2019, we did not recognize expense for the portions of debt issuance costs related to the amounts of the principal loan prepayments of Term Loan G made in each year, which resulted in an understatement of long-term debt of $2.3 million as of December 31, 2019.  We corrected this error as an out-of-period adjustment resulting in an overstatement of interest expense of $2.3 million in the nine month period ended September 30, 2020.

On October 8, 2020, in conjunction with the Business Combination, the Company issued $1,300.0 million of 6.00% / 7.00% Convertible Senior PIK Toggle Notes due 2017 (“Convertible Notes”).

On October 29, 2020, MPH issued $1,300.0 million aggregate principal amount of its 5.750% Notes. In addition, MPH increased the commitments under the Revolver G from $100.0 million to $450.0 million. MPH used the net proceeds from the 5.750% Notes, together with $715.0 million of cash on hand, to (i) redeem, satisfy and discharge all of the 7.125% Notes and repay $369.0 million of indebtedness under MPH’s Term Loan G and (ii) pay fees and expenses in connection therewith.

Stock-Based Compensation

The Company is a wholly-owned subsidiary of Polaris Investment Holdings, L.P. (“Holdings”). The Company’s stock-based compensation is granted to employees in the form of Units (“Units”) via a Class B Unit Award Agreement. See Note 7 of the Company’s unaudited condensed consolidated financial statements for more information.

The Transactions have influenced the valuation of the stock-based compensation awards and will constitute a definitive liquidity event under the agreements governing the awards as more fully described in Note 10 of the Company’s unaudited condensed consolidated financial statements. The fair value of the outstanding Units was $475.5 million as of September 30, 2020. The valuation as of September 30, 2020 used the cumulative exit value of the Company, corresponding to the transaction value and prior distributions, and removed the discount for lack of marketability which was 19.0% as of September 30, 2019.

Results of Operations for the Three and Nine Months Ended September 30, 2020 and September 30, 2019

The following table provides the results of operations for the periods indicated:

($ in thousands)
	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2020	2019	Change $	Change %	2020	2019	Change $	Change %
Revenues
Network Services	$65,323	$77,038	$(11,715)	(15.2)%	$200,448	$239,799	$(39,351)	(16.4)%
Analytics-Based Solutions	133,119	141,307	(8,188)	(5.8)%	407,216	416,105	(8,889)	(2.1)%
Payment Integrity Solutions	25,075	27,475	(2,400)	(8.7)%	74,755	80,593	(5,838)	(7.2)%
Total Revenues	223,517	245,820	(22,303)	(9.1)%	682,419	736,497	(54,078)	(7.3)%

Costs of Services
Personnel expenses excluding stock-based compensation	31,960	31,152	808	2.6%	95,745	92,307	3,438	3.7%
Stock-based compensation	108,777	1,593	107,184	NM	126,723	(1,324)	128,047	NM
Personnel expenses including stock-based compensation	140,737	32,745	107,992	329.8%	222,468	90,983	131,485	144.5%
Access and bill review fees	3,581	3,955	(374)	(9.5)%	10,888	12,316	(1,428)	(11.6)%
Other	3,548	4,359	(811)	(18.6)%	11,089	12,892	(1,803)	(14.0)%
Total Costs of Services, excluding depreciation and amortization of intangible assets as shown below	147,866	41,059	106,807	260.1%	244,445	116,191	128,254	110.4%
Gross Profit	$75,651	$204,761	$(129,110)	(63.1)%	$437,974	$620,306	$(182,332)	(29.4)%
Gross Profit %	33.8%	83.3%			64.2%	84.2%

General and administrative expenses	184,164	25,986	158,178	608.7%	241,931	62,513	179,418	287.0%
Depreciation expense	15,262	14,153	1,109	7.8%	44,903	41,723	3,180	7.6%
Amortization of intangible assets	83,513	83,513	-	0.0%	250,540	250,540	-	0.0%
Operating income	(207,288)	81,109	(288,397)	(355.6)%	(99,400)	265,530	(364,930)	(137.4)%

Interest expense	82,275	93,246	(10,971)	(11.8)%	259,290	286,438	(27,148)	(9.5)%
Interest income	(81)	(54)	(27)	50.0%	(229)	(133)	(96)	72.2%
Gain on repurchase of Notes	-	(18,450)	18,450	(100.0)%	-	(18,450)	18,450	(100.0)%
Net (loss) income before income taxes	(289,482)	6,367	(295,849)	NM	(358,461)	(2,325)	(356,136)	NM
Provision (benefit) for income taxes	(1,080)	1,005	(2,085)	(207.5)%	(11,219)	(191)	(11,028)	NM
Net (loss) income	$(288,402)	$5,362	$(293,764)	NM	$(347,242)	$(2,134)	$(345,108)	NM

N/M = Not meaningful

Revenues

Revenues for the three months ended September 30, 2020 were $223.5 million as compared to revenues of $245.8 million for the three months ended September 30, 2019, representing a decrease of $22.3 million, or 9.1%. This decrease in revenues was attributed to decreases in Network Services revenues of $11.7 million, Analytics-Based Solutions revenues of $8.2 million and Payment Integrity Solutions revenues of $2.4 million, primarily due to reduced volumes of claims from customers as a result of COVID-19 restrictions on elective medical procedures and non-essential medical services.

Revenues for the nine months ended September 30, 2020 were $682.4 million as compared to revenues of $736.5 million for the nine months ended September 30, 2019, representing a decrease of $54.1 million, or 7.3%. This decrease in revenues was attributed to decreases in Network Services revenues of $39.4 million, Analytics-Based Solutions revenues of $8.9 million and Payment Integrity Solutions revenues of $5.8 million, primarily due to reduced volumes of claims from customers as a result of COVID-19 restrictions on elective medical procedures and non-essential medical services.

For the three months ended September 30, 2020, Network Services revenues were $65.3 million as compared to $77.0 million for the three months ended September 30, 2019, representing a decrease of $11.7 million, or 15.2%. This decrease was primarily declines in volumes from some customers as a result of overall lower volume due to COVID-19 restrictions on elective procedures and non-essential medical services.

For the nine months ended September 30, 2020, Network Services revenues were $200.4 million as compared to $239.8 million for the nine months ended September 30, 2019, representing a decrease of $39.4 million, or 16.4%. This decrease was primarily due declines in volumes from some customers as claims were moved from using our Network Services product to our Analytics-Based Solutions products and because of declines in overall volume due to COVID-19 restrictions on elective procedures and non-essential medical services.

For the three months ended September 30, 2020, revenues from our Analytics-Based Solutions, including Financial Negotiation and Medical Reimbursement Analytics revenues, were $133.1 million as compared to $141.3 million for the three months ended September 30, 2019, representing a decrease of $8.2 million, or 5.8%. Decreases in the Analytics-Based Solutions revenues were primarily due to a reduction in overall volume due to COVID-19 restrictions on elective procedures and non-essential medical services, offset by increases in volume due to some customers that moved their claims from using our Network Services product to our Analytics-Based Solutions products. For the nine months ended September 30, 2020, revenues from our Analytics-Based Solutions, including Financial Negotiation and Medical Reimbursement Analytics revenues, were $407.2 million as compared to $416.1 million for the nine months ended September 30, 2019, representing a decrease of $8.9 million, or 2.1%. Decreases in the Analytics-Based Solutions revenues were primarily due to a reduction in overall volume due to COVID-19 restrictions on elective procedures and non-essential medical services, offset by increases in volume due to some customers that moved their claims from using our Network Services product to our Analytics-Based Solutions products. For the three months ended September 30, 2020, revenues from our Payment Integrity Solutions were $25.1 million as compared to $27.5 million for the three months ended September 30, 2019, representing a decrease of $2.4 million, or 8.7%. For the nine months ended September 30, 2020, revenues from our Payment Integrity Solutions were $74.8 million as compared to $80.6 million for the nine months ended September 30, 2019, representing a decrease of $5.8 million, or 7.2%. These decreases were primarily due to reduction in overall volume due to COVID-19 restrictions on elective procedures and non-essential medical services.

Costs of Services

($ in thousands)
	Three Months Ended		Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Costs of services (exclusive of depreciation and amortization of intangible assets)	147,866	41,059	244,445	116,191
Less: stock-based compensation	108,777	1,593	126,723	(1,324)
Costs of services excluding stock-based compensation	39,089	39,466	117,722	117,515

Costs of services for the three months ended September 30, 2020 were $147.9 million as compared to costs of services of $41.1 million for the three months ended September 30, 2019, representing an increase of $106.8 million, or 260.1%. This increase was primarily due to increases in stock-based compensation of $107.2 million.

Costs of services for the nine months ended September 30, 2020 were $244.4 million as compared to costs of services of $116.2 million for the nine months ended September 30, 2019, representing an increase of $128.3 million, or 110.4%. This increase was primarily due to increases in stock-based compensation of $128.0 million.

Personnel expenses, including stock-based compensation, were $140.7 million for the three months ended September 30, 2020 as compared to $32.7 million, representing an increase of $108.0 million, or 329.8%. This increase was primarily due to increases in stock-based compensation of $107.2 million and net increases in compensation, including salaries, bonuses, commissions, fringe benefits and contract labor of $0.8 million.

Personnel expenses, including stock-based compensation, were $222.5 million for the nine months ended September 30, 2020 as compared to $91.0 million, representing an increase of $131.5 million, or 144.5%. This increase was primarily due to increases in stock-based compensation of $128.0 million and net increases in compensation, including salaries, bonuses, commissions, fringe benefits, and contract labor of $3.4 million.

Access and bill review fees for the three months ended September 30, 2020 were $3.6 million, as compared to $4.0 million for the three months ended September 30, 2019, representing a decrease of $0.4 million, or 9.5%. This decrease was primarily due to decreases in network access fees for accessing non-owned third-party provider networks of $0.1 million and reductions in claims processing fees of $0.2 million.

Access and bill review fees for the nine months ended September 30, 2020 were $10.9 million, as compared to $12.3 million for the nine months ended September 30, 2019, representing a decrease of $1.4 million, or 11.6%. This decrease was primarily due to decreases in network access fees for accessing non-owned third-party provider networks of $0.6 million and reductions in claims processing fees of $0.8 million.

General and Administrative Expenses

($ in thousands)	Three Months Ended		Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
General and administrative expenses	184,164	25,986	241,931	62,513
Less: stock-based compensation	153,579	2,728	172,906	1,016
Less: transaction costs	2,464	3,245	5,162	3,267
Less: loss on equity investments	7,784	-	7,784	-
General and administrative expenses excluding stock-based compensation, transactions costs and loss on equity investments	20,337	20,013	56,079	58,230

General and administrative expenses for the three months ended September 30, 2020 were $184.2 million as compared to $26.0 million for the three months ended September 30, 2019, representing an increase of $158.2 million. This increase was primarily due to increases in stock-based compensation of $150.9 million and a loss on equity investments of $7.8 million from the change in share prices on shares of common stock purchased by the Company in August 2020. General and administrative expenses for the nine months ended September 30, 2020 were $241.9 million as compared to $62.5 million for the nine months ended September 30, 2019, representing an increase of $179.4 million. This increase was primarily due to increases in stock-based compensation $171.9 million, increases in transaction costs of $1.9 million, and a loss on equity investments of $7.8 million as explained above. The increases in transaction costs were primarily due to costs associated with a potential acquisition that did not occur and to the Transactions related to the business combination between Churchill Capital Corp III and MultiPlan that consummated on October 8, 2020. Please see Note 10 of the unaudited condensed consolidated financial statements for more information.

Depreciation Expense

Depreciation expense was $15.3 million for the three months ended September 30, 2020, as compared to $14.2 million for the three months ended September 30, 2019, representing an increase of $1.1 million, or 7.8%. Depreciation expense was $44.9 million for the nine months ended September 30, 2020, as compared to $41.7 million for the nine months ended September 30, 2019, representing an increase of $3.2 million, or 7.6%. These increases were due to $49.3 million and $66.4 million purchases of property and equipment, including internally generated capital software in the nine months ended September 30, 2020 and in the year ended December 31, 2019, respectively.

Amortization of Intangible Assets

Amortization of intangible assets was $83.5 million for the three months ended September 30, 2020 and September 30, 2019. Amortization of intangible assets was $250.5 million for the nine months ended September 30, 2020 and September 30, 2019. This expense represents the amortization of intangible assets, as explained above and in the notes to the unaudited condensed consolidated financial statements.

Interest Expense and Interest Income

Interest expense was $82.3 million for the three months ended September 30, 2020, as compared to $93.2 million for the three months ended September 30, 2019, representing a decrease of $11.0 million, or 11.8%. Interest expense was $259.3 million for the nine months ended September 30, 2020, as compared to $286.4 million for the nine months ended September 30, 2019, representing a decrease of $27.1 million, or 9.5%. The decreases in interest expense for these time periods was due to lower term loan interest rates in the three months and nine months ended September 30, 2020, as compared to the three and nine months ended September 30, 2019, as well as reductions in interest on the Senior PIK Notes due to the repurchase and cancellation of $121.3 million of Senior PIK Notes in third quarter 2019, as explained below. In the years ended December 31, 2017, 2018 and 2019, we did not recognize expense for the portions of debt issuance costs related to the amounts of the principal loan prepayments made in each year, which resulted in an understatement of long-term debt of $2.3 million as of December 31, 2019. We corrected this error as an out-of-period adjustment resulting in an overstatement of interest expense of $2.3 million in the nine month period ended September 30, 2020. Interest income was $0.1 million for the three months ended September 30, 2020 and 2019. Interest income was $0.2 million and $0.1 million for the nine months ended September 30, 2020 and 2019, respectively.

As of September 30, 2020, the Company’s long-term debt was $5,409.5 million and included (i) $2,710.0 million Term Loan G, discount on Term Loan G of $4.9 million, (ii) $1,560.0 million of 7.125% Senior Notes, premium on 7.125% Senior Notes of $8.8 million, (iii) $1,178.7 million of Senior PIK Notes, discount on Senior PIK Notes of $5.7 million, and (iv) $0.1 million of long-term capital lease obligations, net of (v) debt issue costs of $37.5 million. As of September 30, 2020, the Company’s total debt had an annualized weighted average interest rate of 5.8%.

At September 30, 2019, the Company’s long-term debt was $5,393.8 million and included $2,710.0 million Term Loan, discount on Term Loan of $6.6 million, $1,560.0 million of 7.125% Senior Notes, premium on Senior Notes of $10.8 million, and $1,178.7 million of Senior PIK Notes, discount on Senior PIK Notes of $8.0 million, and $55 thousand of long-term capital lease obligations, net of debt issue costs of $51.2 million. As of September 30, 2019, the Company’s total debt had a weighted average interest rate of 6.4%.

During third quarter 2019, the Company repurchased and cancelled $121.3 million of the Senior PIK Notes. The cash repurchase of $101.0 million plus accrued interest resulted in the recognition of a gain of $18.5 million, as well as a write-off of the pro-rata share of debt issue costs of $1.0 million and discount of $0.8 million. These amounts were included in interest expense.

Provision (Benefit) for Income Taxes

Net loss before income taxes for the three months ended September 30, 2020 of $289.5 million generated a benefit for income taxes of $1.1 million with an effective tax rate of less than 1%. Net income before income taxes for the three months ended September 30, 2019 of $6.4 million generated a provision for income taxes of $1.0 million with an effective tax rate of 16%. Net loss before income taxes for the nine months ended September 30, 2020 of $358.5 million generated a benefit for income taxes of $11.2 million with an effective tax rate of 3%. Net loss before income taxes for the nine months ended September 30, 2019 of $2.3 million generated a benefit for income taxes of $0.2 million with an effective tax rate of 9%. The Company’s effective tax rate during the three and nine months ended September 30, 2020 and 2019 differed from the statutory rate primarily due to stock-based compensation expense and state tax rates.

Net Income (Loss)

Net loss for the three months ended September 30, 2020 was $288.4 million as compared to net income of $5.4 million for the three months ended September 30, 2019. The increase in net loss of $293.8 million was primarily due to a decrease in revenues of $22.3 million, increases in costs of services of $106.8 million, increases in general and administrative expenses of $158.2 million, increases in depreciation expense of $1.1 million and decreases in gain on repurchase of Notes of $18.5 million, offset by decreases in interest expense of $11.0 million, increase in the benefit for income taxes of $2.1 million, and increases in interest income of $27 thousand as explained in the sections above.

Net loss for the nine months ended September 30, 2020 was $347.2 million as compared to net loss of $2.1 million for the nine months ended September 30, 2019. The increase in net loss of $345.1 million was primarily due to a decrease in revenues of $54.1 million, increases in costs of services of $128.3 million, increases in general and administrative expenses of $179.4 million, increases in depreciation expense of $3.2 million, and decreases in gain on repurchase of Notes of $18.5 million, offset by decreases in interest expense of $27.1 million, increases in the benefit for income taxes of $11.0 million, and increases in interest income of $0.1 million as explained in the sections above.

Liquidity and Capital Resources

As of September 30, 2020, we had cash and cash equivalents of $203.8 million. As of September 30, 2020, the Company had three letters of credit totaling $1.8 million of utilization against the Revolver G and $98.2 million of loan availability under the Revolver G. The three letters of credit are used to satisfy real estate lease agreements for three of our offices in lieu of security deposits. In March 2020, $98.0 million of borrowings were activated on our Revolver G as a precautionary measure due to the uncertainty of the COVID-19 pandemic. As there were no liquidity issues related to COVID-19, the Revolver G and associated interest was repaid on June 25, 2020.

As of December 31, 2019, we had cash and cash equivalents of $21.8 million. As of December 31, 2019, the Company had three letters of credit totaling $1.8 million of utilization against the Revolver G and $98.2 million loan availability under the Revolver G. The three letters of credit are used to satisfy real estate lease agreements for three of our offices in lieu of security deposits.

Our primary sources of liquidity will be internally generated funds combined with our borrowing capacity under our Revolver G. We believe that these sources will provide sufficient liquidity for us to meet our working capital, capital expenditure and other cash requirements for at least the next twelve months. We plan to finance our capital expenditures with cash from operations. Furthermore, our future liquidity and future ability to fund capital expenditures, working capital and debt requirements are also dependent upon our future financial performance, which is subject to many economic, commercial, financial and other factors that are beyond our control, including the ability of financial institutions to meet their lending obligations to us. If those factors significantly change, our business may not be able to generate sufficient cash flow from operations or future borrowings may not be available to meet our liquidity needs. We anticipate that to the extent we require additional liquidity as a result of these factors or in order to execute our strategy, it would be financed either by borrowings under our senior secured credit facilities, by other indebtedness, additional equity financings or a combination of the foregoing. We may be unable to obtain any such additional financing on reasonable terms or at all.

On October 29, 2020, MPH issued $1,300.0 million aggregate principal amount of its 5.750% Notes. In addition, MPH increased the commitments under the Revolver G from $100.0 million to $450.0 million. MPH used the net proceeds from the 5.750% Notes, together with $715.0 million of cash on hand, to (i) redeem, satisfy and discharge all of the 7.125% Notes and repay $369.0 million of indebtedness under MPH’s Term Loan G and (ii) pay fees and expenses in connection therewith.

Cash Flow Summary

The following table is derived from our consolidated statements of cash flows:

($ in thousands)
	For the Nine Months Ended September 30,
	2020	2019
Net cash flows provided by (used in):
Operating activities	$332,301	$267,927
Investing activities	$(150,328)	$(48,020)
Financing activities	$9	$(201,143)

Cash Flows from Operating Activities

For the nine months ended September 30, 2020 as compared to September 30, 2019

Cash flows from operating activities provided $332.3 million for the nine months ended September 30, 2020 and $267.9 million for the nine months ended September 30, 2019. This $64.4 million increase in cash flows from operating activities was primarily the result of changes in non-cash items of $313.9 million and changes in net working capital of $95.6 million, offset by an increase in net loss of $345.1 million. The increase in net loss during the nine months ended September 30, 2020 as compared to September 30, 2019 was primarily the result of decreases in revenues and increases in costs of services, general and administrative expenses, depreciation expenses, and reduction in gain on repurchase of Notes of $18.5 million, offset by reductions in interest expense and increases in the benefit for income taxes and increases in interest income, as explained above.

The $313.9 million increase in non-cash items was primarily due to an increase in stock-based compensation of $299.9 million, decrease in gain on repurchase and cancellation of Notes of $18.5 million, increase in loss on equity investments of $7.8 million, increase in the amortization of debt issuance costs of $2.5 million, and increase in depreciation of $3.2 million, offset by an increase in deferred tax benefit of $17.3 million partially due to a retroactive change to the tax law as a result of the CARES Act, and increase in amortization of the right-of-use asset of $0.6 million. The increase in debt issuance costs was primarily due to an out-of-period adjustment in the nine months ended September 30, 2020 to correct for the unrecognized debt issuance costs related to principal loan prepayments made in each of the years ended December 31, 2017, 2018 and 2019, as described above.

During the nine months ended September 30, 2020, $92.0 million was provided by changes in working capital including decreases in net accounts receivable of $23.2 million primarily due to declines in year-over-year revenues and timing of collections, decreases in prepaid taxes of $2.1 million primarily due to a retrospective change in the tax law (See Note 5 to our unaudited condensed consolidated financial statements), increases in accounts payable and accrued expenses and other of $107.0 million primarily due to accrued transactions costs and accrued interest, offset by increases in prepaid expenses and other assets of $34.3 million primarily due to prepayment of deferred transaction costs related to the Transactions, and decreases of $6.1 million of operating lease obligation.

During the nine months ended September 30, 2019, $3.6 million was used by changes in working capital including increases in prepaid taxes of $64.9 million as a retrospective tax adjustment resulting in overpaid taxes and increases in prepaid expenses and other assets of $2.4 million, and decreases in operating lease obligation of $7.2 million, offset by decreases in accounts receivable of $6.3 million primarily due to declines in year-over-year revenues and timing of collections and increases in accounts payable and accrued expenses of $64.6 million.

Cash Flow from Investing Activities

For the nine months ended September 30, 2020 as compared to September 30, 2019

For the nine months ended September 30, 2020, net cash of $150.3 million was used in investing activities for $49.3 million purchases of property and equipment and capitalization of software development and $101.0 million purchases of equity investments. For the nine months ended September 30, 2019, net cash of $48.0 million was used in investing activities for purchases of property and equipment and capitalization of software development. This increase of $1.3 million in purchases of property and equipment was primarily due to increased capitalization of software development on capital projects primarily to enhance our information technology infrastructure and platforms to increase efficiencies, data security, and service line capabilities.

Cash Flow from Financing Activities

For the nine months ended September 30, 2020 as compared to September 30, 2019

Cash flows provided by financing activities for the nine months ended September 30, 2020 were $9 thousand consisting of $9 thousand of net borrowings on capital leases and $98.0 million of borrowings and repayments on the Revolver G taken as a precautionary measure due to the uncertainty of the COVID-19 pandemic. The Revolver G and associated interest was repaid on June 25, 2020.

Cash flows used in financing activities for the nine months ended September 30, 2019 were $201.1 million consisting of $100.0 million of prepayments on our Term Loan G, $101.0 million for the repurchase and cancellation of Notes, and $0.1 million net payments on capital leases.

Term Loans and Revolvers

On June 7, 2016, in conjunction with the acquisition of the Company by affiliates of Hellman & Friedman, the Company borrowed $3.5 billion with a group of lenders due and payable on June 7, 2023, creating the Term Loan G and settling all other outstanding term loans. The Company has a $100.0 million revolving credit facility in conjunction with Term Loan G. On March 19, 2020 the Company activated $98.0 million of Revolver G as a precautionary measure due to the uncertainty of the COVID-19 pandemic. As there were no liquidity issues related to COVID-19, the Revolver G and associated interest was repaid on June 25, 2020.

The term loan and revolver are secured by a first priority lien on substantially all of the Company’s tangible and intangible property, including a pledge of all of the capital stock of each of its Subsidiaries.

Term Loan G was refinanced on June 12, 2017 to obtain an applicable margin on the interest rate lower by 1.00% with terms otherwise similar to the former term loan, including a 2023 maturity and the same security and guarantee package. The proceeds of the new term loan were used to repay the Company’s existing term loan. As a result of the Term Loan G refinancing on June 12, 2017, and in accordance with GAAP, we incurred expenses of $20.1 million recorded as loss on extinguishment of debt, including the write off of $4.9 million of the term loan discount and $15.2 million of debt issuance costs. During the first quarter of 2018, the Company achieved a 25 basis point reduction in the margin of Term Loan G due to an improved leverage ratio, resulting in a lower interest rate of LIBOR plus 2.75%. These amounts are included in the loss on early extinguishments and modifications of debt in the accompanying unaudited condensed consolidated statements of (loss) income and comprehensive (loss) income.

On July 2, 2020 the Company, the administrative agent and the revolving credit lenders agreed to amend the revolving credit maturity date to June 7, 2023, or September 1, 2022 should the aggregate principal outstanding on the Senior PIK Notes exceed $300 million on September 1, 2022.

For all our debt agreements with an interest rate dependent on LIBOR, the Company is currently assessing and monitoring how transitioning from LIBOR to an alternative reference rate may affect the company past 2021.

Interest on Term Loan G and Revolver G is calculated, at the Company’s option, as (a) LIBOR (or, with respect to the term loan facility only 1.00%, whichever is higher), plus the applicable margin, or (b) the highest rate of (1) prime rate, (2) the federal funds effective rate plus 0.50%, (3) LIBOR for an interest period of one month plus 1.00% and (4) 2.00% for Term Loan G and 0.00% for Revolver G, in each case plus an applicable margin of 2.00%. The interest rate in effect for Term Loan G was 4.69% as of December 31, 2019.

The Company is obligated to pay a commitment fee on the average daily unused amount of Revolver G. The annual commitment fee rate was 0.25% at December 31, 2019. The fee can range from an annual rate of 0.25% to 0.50% based on the Company’s leverage ratio, as defined in the agreement. Commitment fees were $249,000 for the twelve months ended December 31, 2019. These amounts are included in interest expense in the accompanying unaudited condensed consolidated statements of income and comprehensive income.

In connection with the Refinancing, the commitments under the Revolver G were increased from $100.0 million to $450.0 million and $369.0 million of indebtedness under the Term Loan G were repaid.

Senior Notes

On June 7, 2016 the Company sold $1.1 billion of 7.125% Senior Notes. The 7.125% Senior Notes are guaranteed on a senior unsecured basis jointly and severally by the Company and its subsidiaries and will mature on June 7, 2024. On November 18, 2016, MultiPlan sold $460.0 million of additional 7.125% Senior Notes at 103.5% plus accrued interest from June 7, 2016 to November 18, 2016 of $14.7 million. The notes were issued as additional notes under the same indenture governing our $1.1 billion of 7.125% Senior Notes. The proceeds of the sale were used to make a $385.0 million distribution to our Class A Unit holders and pay related fees and expenses of $6.9 million, and $98.9 million was transferred to the Company’s operating account.

The interest rate on the 7.125% Senior Notes is fixed at 7.125% and is payable semi-annually on June 1 and December 1 of each year. Annual interest expense on the 7.125% Senior Notes was $111.2 million in 2019. These amounts are included in interest expense in the accompanying unaudited condensed consolidated statements of income and comprehensive income.

The Company sold Senior PIK Notes of $1.3 billion on November 21, 2017. The Senior PIK Notes were issued with a 1.0% discount and will mature on December 1, 2022. The net proceeds of the Senior PIK Notes plus $28.6 million of operating cash were used to make distributions of $1.3 billion to Class A and B unit holders and pay related transaction expenses and debt issuance costs.

The interest rate on the Senior PIK Notes is fixed at 8.5% and is payable semi-annually on June 1 and December 1 of each year. Interest expense on the Senior PIK Notes was $107.0 million in 2019. These amounts are included in the interest expense in the accompanying unaudited condensed consolidated statements of income and comprehensive income.

During August and September of 2019, the Company repurchased and cancelled $121.3 million of the Senior PIK Notes. The cash repurchase of $101.0 million resulted in the recognition of a gain of $18.5 million as well as a write-off of the pro-rata share of debt issue costs of $1.0 million and discount of $0.8 million. The debt issuance costs and discount are included in interest expense in the accompanying unaudited condensed consolidated statements of (loss) income and comprehensive (loss) income.

On October 8, 2020, we redeemed the Senior PIK Notes in full at a redemption price of 102.000% of the principal amount plus accrued and unpaid interest for a total redemption price of $1,237.6 million.

On October 29, 2020, MPH issued $1,300.0 million in aggregate principal amount of 5.750% Notes and redeemed the 7.125% Senior Notes in full at a redemption price of 103.563% of the principal amount plus accrued and unpaid interest for a total redemption price of $1,661.3 million.

Debt Covenants and Events of Default

The Company is subject to certain affirmative and negative debt covenants under Term Loan G, the Revolver G and the 5.750% Notes that limit the Company and its subsidiaries the ability to engage in specific types of transactions. These covenants limit the Company and its subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue disqualified or preferred stock;

•	pay certain dividends or make certain distributions on capital stock or repurchase or redeem capital stock;

•	make certain loans, investments or other restricted payments;

•	transfer or sell certain assets;

•	incur certain liens;

•	place restrictions on the ability of its subsidiaries to pay dividends or make other payments to the Company;

•	guarantee indebtedness or incur other contingent obligations;

•	consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or dispose of all or substantially all of its business units, assets or other properties; and

•	engage in transactions with the Company’s affiliates.

In addition, solely with respect to the Revolver G, if, as of the last day of any fiscal quarter of MPH, the aggregate amount of loans under the Revolver G, letters of credit issued under the Revolver G (to the extent not cash collateralized or backstopped or, in the aggregate, in excess of $10.0 million) and swingline loans are outstanding and/or issued in an aggregate amount greater than 30% of the total commitments in respect of the Revolver G at such time, we were required to maintain a consolidated first lien debt to consolidated EBITDA ratio no greater than 7.60 to 1.00 (the “Revolver Ratio”). Our consolidated first lien debt to consolidated EBITDA ratio was 3.59 times, 3.58 times, and 3.4 times as of September 30, 2020 and December 31, 2019 and 2018, respectively. As of September 30, 2020 and December 31, 2019 and 2018 we were in compliance with all of the debt covenants. In connection with the Refinancing, the Revolver Ratio was amended such that, if, as of the last day of any fiscal quarter of MPH, the aggregate amount of loans under the Revolver G, letters of credit issued under the Revolver G (to the extent not cash collateralized or backstopped or, in the aggregate, in excess of $10.0 million) and swingline loans are outstanding and/or issued in an aggregate amount greater than 35% of the total commitments in respect of the Revolver G at such time, the Revolver G will require MPH to maintain a maximum first lien secured leverage ratio of 6.75 to 1.00.

The debt agreements governing the Term Loan G, the Revolver G and the 5.750% Notes contain customary events of default, subject to grace periods and exceptions, which include, among others, payment defaults, cross-defaults to certain material indebtedness, certain events of bankruptcy, material judgments, and, in the case of the debt agreement governing the Term Loan G and the Revolver G, any change of control. Upon the occurrence of an event of default under such debt agreements, the lenders and holders of such debt will be permitted to accelerate the loans and terminate the commitments, as applicable, thereunder and exercise other specified remedies available to the lenders and holders thereunder.

Contractual Obligations

As of December 31, 2019, through 2024, the estimated future principal payments due were as follows:

($ in thousands)	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long-term debt obligations(1):
Senior secured credit facilities:
Term Loan G	$2,710,000	$—	$2,710,000	$—	$—
7.125% Notes due 2024	1,560,000	—	—	1,560,000	—
Senior PIK Notes (2)	1,178,727	—	1,178,727	—	—
Finance lease obligations	187	86	101	—	—
Operating lease obligations	36,607	11,226	23,560	1,821	—
Total contractual obligations	$5,485,521	$11,312	$3,912,388	$1,561,821	$—

(1)	Reflects principal amounts, not adjusted for any discounts or premiums.
(2)	The Senior PIK Notes were redeemed in connection with the Transactions.

In conjunction with the Transactions, the Company redeemed the Senior PIK Notes and issued $1,300 million of Convertible Notes. On October 29, 2020, the Company refinanced and redeemed the $1,560 million of 7.125% Senior Notes due 2024 and issued $1,300 million of 5.750% Notes due 2028. The following table reflects our contractual obligations and commercial commitments as of September 30, 2020, adjusted to give pro forma effect to the Transactions and Refinancing:

($ in thousands)	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long-term debt obligations(1):
Senior secured credit facilities:
Term Loan G	$2,341,000	$—	$2,341,000	$—	$—
5.750% Notes due 2028	1,300,000	—	—	—	1,300,000
Convertible Notes (2)	1,300,000	—	—	—	1,300,000
Finance lease obligations	207	97	110	—	—
Operating lease obligations	39,162	8,809	16,173	7,580	6,600
Total contractual obligations	$4,980,369	$8,906	$2,357,283	$7,580	$2,606,600

(1)	Reflects principal amounts, not adjusted for any discounts or premiums.
(2)	The Convertible Notes were issued in connection with the Transactions.

Critical Accounting Policies

A critical accounting policy is one that is both important to the portrayal of a company’s financial condition and results and requires management’s most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. The Company’s financial statements and accompanying notes are prepared in accordance with GAAP. Preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. The Company bases these determinations upon the best information available to it during the period in which the Company accounts for its financial condition and results. The Company’s estimates and assumptions could change materially as conditions within and beyond its control change or as further information becomes available. The Company records changes in its estimates in the period the change occurs.

The following is a discussion of the Company’s critical accounting policies and the related management estimates and assumptions necessary in determining the value of related assets, liabilities, revenues and expenses.

Revenue Recognition

We derive revenues from contracts with customers by selling various cost containment services and solutions. Variable consideration is estimated using the expected value method based on our historical experience and best judgment at the time. Due to the nature of our arrangements, certain estimates may be constrained if it is probable that a significant reversal of revenue will occur when the uncertainty is resolved. For our PSAV contracts, portions of revenue that is recognized and collected in a reporting period may be returned or credited in subsequent periods. These credits are the result of payors not utilizing the discounts that were initially calculated, or differences between the Company’s estimates of savings achieved for a customer and the amounts self-reported in the following month by that same customer. Significant judgment is used in constraining estimates of variable consideration, and these estimates are based upon both client-specific and aggregated factors that include historical billing and adjustment data, client contract terms, and performance guarantees. We update our estimates at the end of each reporting period as additional information becomes available.

Goodwill

Goodwill is calculated as the excess of the purchase price in an acquisition over the fair value of identifiable net assets acquired. Acquired intangible assets are separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the Company’s intent to do so.

The Company assesses the impairment of its goodwill at least annually on June 30 and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Important factors that may trigger an impairment review include but are not limited to:

•	significant underperformance relative to historical or projected future operating results;

•	significant changes in the manner of use of the acquired assets or the strategy for the overall business;

•	significant negative industry or economic trends; and

•	significant decline in the Company's estimated enterprise value relative to carrying value.

The Company is required to write down its goodwill and indefinite-lived intangible assets if they are determined to be impaired. The Company tests its goodwill for impairment at the reporting unit level. The Company recognizes an impairment charge for the amount, if any, by which the carrying amount of the reporting unit, including goodwill, exceeds its fair value. The carrying value is the reporting unit’s carrying amount after all of the reporting unit’s other assets (excluding goodwill) have been adjusted for impairment, if necessary, under other applicable GAAP. The Company establishes fair values using a (i) discounted cash flow analysis, (ii) comparable public company analysis and (iii) comparable acquisitions analysis. Equal weight was given to the three approaches.

The following table shows the range of significant assumptions in the development of the goodwill assessment:

Range of Significant Unobservable Inputs

As of June 30,
	2020	2019
Long term growth rate	2.75% to 3.25%	2.75% to 3.25%
Discount rate	10.25% to 10.75%	9.75% to 10.25%
Public company EBITDA multiples	10.0x to 12.5x	10.0x to 11.0x
Acquisition EBITDA multiples	11.0x to 12.0x	11.0x to 12.0x

The Company is not aware of any triggering events subsequent to the impairment review, and concluded no impairment exists as of September 30, 2020 and December 31, 2019.

Stock-Based Compensation

Stock-based compensation expense includes costs associated with Units awarded to certain members of key management. Stock-based compensation is measured at the grant date based on the fair value of the Unit and is recognized as compensation expense, net of forfeitures, over the applicable requisite service period of the Unit. The fair value of the Units is remeasured at each reporting period. Based on this put right available to the employee participants, stock-based compensation Units have been accounted for as liability classified within Holdings’ consolidated financial statements and the Company recorded these Units within shareholders’ equity as an equity contribution from Holdings based on the fair value of the outstanding Units at each reporting period.

Each individual award is comprised of time vesting Units (“Time Vesting Units”) and performance vesting Units (“Performance Vesting Units”). Time Vesting Units and Performance Vesting Units vest based on the vesting dates and the achievement of certain performance measures as defined in each Agreement. The Company amortizes the Time Vesting Units on a straight line basis, and the Performance Vesting Units on a graded vesting basis.

We determine the fair value of our awards based on (i) the customized payout structure of the subject Units, (ii) liquidity timing, and (iii) vesting hurdles, as applicable. The simulation was based on a risk neutral framework which is a common technique for valuing financial derivatives that possess optionality.

The valuation as of September 30, 2020 used the cumulative exit value of the Company, corresponding to the transaction value and prior distributions, and removed the discount for lack of marketability.

See Note 7 of the unaudited condensed consolidated financial statements for further discussion.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred income tax assets are recognized for deductible temporary differences, net operating loss carryforwards, and tax credit carryforwards if it is more likely than not that the tax benefits will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company evaluates a variety of factors on a regular basis to determine the amount of deferred income tax assets to recognize in the financial statements, including its recent earnings history, current and projected future taxable income, the number of years its net operating loss and tax credits can be carried forward, the existence of taxable temporary differences, any changes in current tax law, such as the CARES Act, the Tax Cuts and Jobs Act of 2017 (the “TCJA”) and available tax planning strategies.

The CARES Act was signed into law on March 27, 2020. The law features tax relief measures for businesses including a change in the Section l63(j) interest deduction limitation increasing the adjusted taxable income limitation from 30% to 50% retroactively to tax years beginning on or after January 1, 2019. The provision also allows the taxpayer to elect to use its 2019 adjusted taxable income for its 2020 limitation. The Treasury and the IRS released final regulations on the Section 163(j) interest deduction limitation on July 28, 2020. Taxpayers may apply the final regulations in their entirety to tax years beginning after December 31, 2017. The final regulations clarify the definition of interest to limit to items treated as “interest” for U.S. Federal income tax purposes. As a result of the changes to the final regulations, the Company recorded a $3.2 million increase to its deferred income tax liability to account for the retrospective change to the tax law applicable to the Company’s years ended December 31, 2018 and 2019 during the third quarter in addition to the $32.4 million increase already booked during the first quarter due to the CARES Act. The CARES Act had additional impacts to the 2019 tax year, however, they do not have a material impact to the Company’s 2019 income tax provision. See Note 5 of the unaudited condensed consolidated financial statements for further discussion.

Equity Offering Costs

The Company accounts for costs directly attributable to the issuance of equity instruments as an offset to the proceeds received and a reduction of additional paid in capital. Such costs are deferred until the equity offering is completed. These costs include underwriting fees, fees related to legal and accounting advisors, printing costs, SEC filing fees, exchange listing fees and any other filing fees.

Incremental costs related to operating as a public company are expensed as they are incurred. These costs include the hiring and retaining of new talent with skills across several areas of the business, advisory costs, expenses of independent auditors related to quarterly and annual reports, and compliance-related costs.

See Note 2 of the unaudited condensed consolidated financial statements for further discussion.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues, or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors.

Customer Concentration

Two customers individually accounted for 35% and 20% of revenues during the year ended December 31, 2019.  The loss of the business of one or more of the Company's larger customers could have a material adverse effect on the Company's results of operations.

Recent Accounting Pronouncements

See Notes to the unaudited condensed consolidated financial statements for recent accounting pronouncements.

Quantitative and Qualitative Disclosure about Market Risk

As a result of our financing activities, we are exposed to market risks that may affect our consolidated results of operations and financial position. These market risks include fluctuations in interest rates, which impact the amount of interest we must pay on our variable-rate debt. Other than the interest rate swaps described below, financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable.

Trade accounts receivable include amounts billed and currently due from customers, amounts currently due but unbilled, certain estimated contract changes, claims in negotiation that are probable of recovery, and amounts retained by the customer pending contract completion. We continuously monitor collections and payments from customers. Based upon historical experience and any specific customer collection issues that have been identified, we record a provision for estimated credit losses, as deemed appropriate.

While such credit losses have historically been within our expectations, we cannot guarantee that we will continue to experience the same credit loss rates in the future.

Interest Rate Risks. We are exposed to changes in interest rates. Borrowings under our senior secured credit facilities are variable rate debt. Interest rate changes generally impact the amount of our interest payments and, therefore, our future earnings and cash flows, assuming other factors are held constant. A 100-basis point increase (decrease) in the variable interest rates under Term Loan G would result in a $27.2 million increase (decrease) in interest expense, per annum on our borrowings.

We may manage our exposure to fluctuations in interest rates with respect to our new senior secured credit facilities by entering into interest rate swap or cap agreements. From time to time, we have entered into interest rate swap and cap agreements or other financial instruments in the normal course of business for purposes other than trading. These financial instruments were used to mitigate interest rate or other risks, although to some extent they exposed us to market risks and credit risks. The Company currently has no derivative instruments and had no derivatives in 2020 and 2019.

We controlled the credit risks associated with these instruments through the evaluation of the creditworthiness of the counterparties. In the event that the counterparty failed to meet the terms of a contract or agreement then our exposure would have been limited to the current value, at that time, of the interest rate differential, not the full notional or contract amount. Management believes that such contracts and agreements were executed with creditworthy financial institutions. As such, we considered the risk of nonperformance to be remote.

In July 2017 the United Kingdom Financial Conduct Authority announced its intention to phase out LIBOR rates by the end of 2021. The effect of any changes in the methods by which LIBOR is determined, or any other reforms to LIBOR that may be enacted in the United Kingdom or elsewhere cannot be predicted. Such developments may cause LIBOR to perform differently from the past, including sudden or prolonged increases or decreases in LIBOR, or LIBOR may cease to exist resulting in the application of a successor base rate under our credit facilities. Either development could have unpredictable effects on our interest payment obligations, including an increase in interest payments under our credit facilities.

Internal Controls of Financial Reporting

In connection with the preparation of the audits of our consolidated financial statements as of December 31, 2018 and 2019, and for the years ended December 31, 2017, 2018 and 2019, we identified two material weaknesses in our internal control over financial reporting:

•	We did not maintain a sufficient complement of resources with an appropriate level of accounting knowledge and experience commensurate with the financial reporting requirements for a public company, including condensed timelines to close and sufficient oversight of internal control over financial reporting.

•	We did not maintain sufficient formal accounting policies, procedures, and controls for accounting and financial reporting with respect to the requirements and application of public company financial reporting requirements.

Our remediation efforts will include the hiring of additional resources, with the requisite knowledge of accounting and financial reporting, sufficient to meet the needs of a public company in the United States. We will also develop and maintain formal accounting policies, procedures and controls for accounting and financial reporting. In addition, as of the date of this Management’s Discussion and Analysis of Financial Condition:

•	In September 2020, we hired a Chief Accounting Officer with the requisite skills in public company financial reporting.

•	In October 2020, we hired a Vice President of Internal Audit with the requisite skills in risk assessment, Sarbanes-Oxley Act compliance and internal controls over financial reporting.

•	We have engaged third-party consulting firms to help us review and develop formal accounting policies, procedures and controls for accounting and financial reporting with respect to the requirements and application of public company financial reporting requirements.